Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow
Jones, Investor Relations Service

September 10, 2007	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION COMPLETES ACQUISITION OF SIX BRANCHES

FROM PROVIDENT BANKSHARES

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (NASDAQ:UBSH) and Provident Bankshares Corporation (NASDAQ:PBKS), the parent company of Provident Bank, today announced the completion of the acquisition of the deposits and facilities of six Provident Bank branches in Virginia by Union Bankshares Corporation.

The branches acquired are located in the communities of Charlottesville, Middleburg, Warrenton (2) and Winchester (2). They will become part of two of Union’s banking subsidiaries, Union Bank and Trust Company (Charlottesville branch) and Rappahannock National Bank (remaining five branches). The six branches have current total deposits of approximately $44 million. The employees in these branches were offered continued employment by Union Bankshares after the close of the transaction.

About Union Bankshares Corporation

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company, Northern Neck State Bank, Rappahannock National Bank and Bay Community Bank, and Prosperity Bank & Trust Company. Union Bank and Trust Company also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC. Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH”.

Forward-Looking Statements

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise and are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.